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                                                                EXHIBIT 5(a)


                               Brown & Wood LLP
                            One World Trade Center
                         New York, New York 10048-0057
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599


                                                            October 28, 1998


Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747


Dear Sirs:

     We have acted as counsel for Reckson Associates Realty Corp., a Maryland corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of Reckson Associates Realty Corp. In such capacity, we have examined the Amended and Restated Articles of Incorporation and By-Laws of the Company, the Reckson Associates Realty Corp. 1998 Stock Option Plan (the "Plan"), and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, we advise you that, in our opinion when the shares of Common Stock to be issued pursuant to the Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                                        Very truly yours,

                                                       /s/ Brown & Wood LLP